Exhibit 99.1

June 16, 2011	Paul D. Rubin 202-457-5646 prubin@pattonboggs.com

Division of Dockets Management Food and Drug Administration Room 1061 5630 Fishers Lane Rockville, MD 20852

Re:	Response to MSMB Capital Management Citizen Petition, Docket No. FDA-2011-P-0450

Dear Sir or Madam:

On behalf of our client, Neoprobe Corporation (“Neoprobe”), we submit these comments in response to a Citizen Petition recently filed by a hedge fund manager who acknowledged being a short-seller who could potentially benefit financially from a decline in Neoprobe’s stock price.1   In connection with the filing of the Citizen Petition, the short-seller disseminated multiple press releases and articles repeating many of the unfounded allegations and erroneous misrepresentations contained in the Citizen Petition.  Regardless of whether the Citizen Petition is ultimately found to be a “sham” by any regulatory agency,2 we are submitting these comments in order to correct the record.

As explained below, the Citizen Petition is baseless and replete with factual and regulatory misstatements, served under a cloak of legitimacy.  The petitioner selectively cites Neoprobe press releases, SEC filings and literature references, yet omits information from public filings, disclosures, and statements made by the company, as well as other relevant references from the literature, which are unfavorable to the Petition.  FDA regulations, however, require the disclosure of information, known to the petitioner, even if unfavorable to the Petition.3

1 The FDA and SEC, in 2004, announced specific steps both agencies would take in order to coordinate activities in support of FDA and SEC objectives.  Use of the Citizen Petition process as a tactic by a short-seller to achieve financial objectives would presumably implicate FDA/SEC cooperative efforts.

2 FDA previously acknowledged the abuse of the Citizen Petition process via filing of “sham” petitions.  See 64 Fed. Reg. 66822, 66822-23 (Nov. 30, 1999) (“Questions have also arisen whether a citizen petition can be used for improper purposes, such as delaying competition (see, e.g., Noah, L., Sham Petitioning as a Threat to the Integrity of the Regulatory Process, 74 N. Carolina L. Rev. 1 (1995) (also noting that the Federal Trade Commission, in 1993, had concerns that petitions were being submitted to FDA for anticompetitive reasons)) or delaying agency action.”).

3 21 C.F.R. § 10.30(b).

Division of Dockets Management
June 16, 2011

In addition, the Petition requests that FDA refrain from approving, and take the unprecedented step of denying the opportunity for review of, an NDA not filed yet with the agency – asking FDA to prejudge an application regardless of its scientific merit or potential public health impact.   However, as FDA stated as recently as this month, the Citizen Petition process was not intended to vitiate an NDA applicant’s procedural rights by requiring FDA to respond to a Citizen Petition and “make decisions on complex scientific issues specific to pending applications . . . .”4

While the Petition’s factual inaccuracies, mischaracterizations, and misstatements are numerous, three allegations, in particular, serve as the crux of the petitioner’s baseless request.

First, the Citizen Petition is premised upon the mischaracterization of Neoprobe’s intended label indication for Lymphoseek as “sentinel lymph node mapping.”  This fundamentally mischaracterizes Neoprobe’s regulatory focus for the soon to be filed NDA, developed after multiple discussions with FDA during the IND process, for the approval of Lymphoseek.  Indeed, as Neoprobe has repeatedly noted in SEC filings and other public disclosures, Neoprobe’s regulatory-appropriate clinical trials were designed to achieve an indication for “anatomical delineation of lymphatic tissue,” not “sentinel lymph node mapping.”   Anatomic delineation of lymphatic tissue is used in regulatory settings to describe the general identification of lymphatic tissue without regard to specific position or location.  In contrast, sentinel lymph node mapping is used for precise identification of the first predictive lymph node(s) in the  regional basin of neoplasms.  The distinction is critical to understanding the study design, and exemplifies the types of flaws evident throughout the Petition.

Second, the Citizen Petition repeatedly asserts that Neoprobe’s studies should be entirely discounted because vital blue dye was used as the “truth standard” or comparator in the design of the studies, rather than using vital blue dye plus sulfur colloid as the comparator.  This assertion reveals the petitioner’s fundamental mischaracterization of the facts, and the legal and regulatory framework for the design of studies required for drug approval.  FDA has not reviewed prospective, adequate, well-controlled studies for sulfur colloid for anatomic delineation of lymphatic tissue, and sulfur colloid is not approved by FDA for this indication.  Thus, the only appropriate comparator in the instant case is vital blue dye, which received FDA approval for the indication sought by Lymphoseek.

4 Letter from Janet Woodcock, M.D., Director, Center for Drug Evaluation and Research, to Teva Neuroscience, Inc. (June 8, 2011) (responding to December, 2010 Citizen Petition (Docket No. FDA-2010-P-0642)).  FDA also referenced the extensive procedural protections applicable to NDA applicants, and the circumscribed procedures governing FDA review of such applications.

Division of Dockets Management
June 16, 2011

Finally, the petitioner asserts that a “truth standard” should be required for the assessment of all radiopharmaceutical diagnostics, and claims that the appropriate “truth standard” in the instant case should be axillary nodal dissection.  Not surprisingly, however, the petitioner fails to cite any FDA regulations that support this conclusion.  Instead, rather than evaluating current medical literature, the petitioner cites an outdated 1994 article as support for his assertion.  Petitioner conveniently ignores the substantial scientific advancement during the past seventeen years, demonstrating that axillary nodal dissection in the instant case would, in fact, have subjected patients to numerous, unnecessary risks, representing safety and ethical considerations in the conduct of such a study.   Paradoxically, the petitioner also asserts that “[s]entinel lymph node mapping, dissection and diagnosis is the standard of care for patients with breast and melanoma cancer” – citing two references from 2011 in support of this statement.  This statement completely contradicts the assertion that axillary nodal dissection should be used as the comparator, or “truth standard,” in the instant case.  This fundamental internal inconsistency further exemplifies the flaws inherent throughout the Petition.

Accordingly, for the reasons stated above, we respectfully request that FDA deny the Citizen Petition expeditiously.

Sincerely,

/s/ Paul D. Rubin, Esq.

Paul D. Rubin, Esq.